Exhibit 10.36

DRAFT SPONSORSHIP AGREEMENT

This Agreement, entered into on this 9th day of September, 2022, between: Goat Farm Sports, owner and producer of the U.S . Army Bowl (“BOWL”) and the events listed hereafter, a New Jersey company with offices located at 14 Hemlock Road, Columbia, New Jersey 07832 and SIGNING DAY SPORTS INC. (SDS) with an address of (8753 E. Bell RD Suite 110 Scottsdale AZ 852260) BOWL and SDS are also reffered to herein as a “Party” and “Parties”).

Whereas, the BOWL is in the business of producing annually, a global branded all-star football event along with a branded combine, branded football fiesta event, branded all-star youth championship, branded 7v7 and branded flag championship and a branded National Signing Day event on or around the December 12, 2022 to December 21, 2022 time frame in Frisco region of Texas (“Events”); and

Whereas, SDS provides football recruiting service, assistance, technology and support to athletes, parents, coaches and colleges college and wishes to be the National Recruiting Partner to the BOWL and Events, namely the “U.S. Army Bowl” and its related events and purchase the official recruiting category and receive the branding, media, data, exposure and outreach to coaches, players, participants and spectators of the Bowl and the Events.

Now, therefore, the parties agree as follows:

A.	Official Designations, Service and Concept

1.	SDS shall be recognized as the “National Recruiting Partner” and will be identified as such in any materials, announcements, notifications, emails, social media, wherever the Bowl is identifying sponsors, partners and Bowl programs;

2.	As a National Partner, SDS shall receive the benefits identified in Exhibit A, contribute to the partnership the benefits or services listed in Exhibit B, receive the media outlined in Exhibit C from Bally Sports Network/Sinclair Media and activate at the events listed in Exhibit D.

3.	No other person or entity shall be identified as a Recruiting Partner and the BOWL shall not offer any other person or entity benefits for a National Recruiting Partner package.

4.	Over the duration for this agreement, SDS will have the right to activate at every Bowl event and football event during Bowl Week in the Frisco region at all such events operated by Goat Farm Sports, as well as have the right to activate nationally or internationally, wherever Goat Farm Sports produces and owns such football event (i.e. grassroots event) which can include showcases events, Academy events, combine events, 7v7 events, All-American Selection Events, Quarterback events that may include training or showcase events, rankings shows or any reality show series dedicated to high school football athletes that Goat Farm owns and produces. SDS will also have a national presence at The Ladies Ball owned by Goat Farm Sports for 2023 and 2024 with branding rights, access to athlete data and on-site education.

B.	Major Elements of the Bowl Sponsorship Program

1.	SDS shall be recognized as the National Recruiting Partner of the Events.

2.	SDS shall receive from the BOWL:

a.	the activation elements in conjunction with the Events set forth in Exhibit A attached hereto (and revised from time to time upon written agreement of the parties);

3.	Other Elements:

a.	BOWL will provide SDS with a deliverable document that specifies in greater detail a schedule of items to be delivered to SDS as required under this Agreement, including the deliverable dates of such items and the unique specifications for all the activation elements, and will update the document from time to time.

b.	No materials bearing SDS name, logo, copyrights, trademarks or taglines (“SDS Marks”) will be used without permission and consent of SDS and the BOWL will endeavor to show SDS all such materials before they are made public. All SDS marks belong to and remain the sole property of SDS. Upon termination of this Agreement, usage of SDS marks by the BOWL shall cease immediately other than use of the SDS marks already incorporated into alumni or pre-produced materials.

c.	BOWL hereby grants SDS a limited, non-exclusive license to use the trademarks, copyrights, service marks, logos, slogans and other identifying indicia and symbols of the BOWL and the Events on a royalty-free basis in connection with advertising, promoting and activating the Bowel and Events. Notwithstanding the foregoing, ownership of BOWL’S marks shall remain the property of the BOWL.

d.	Each party agrees not to injure, defame, disparage or otherwise degrade the other party’s marks, or to bring such marks into disrepute or otherwise impair, tarnish or diminish the value thereof.

e.	The parties shall mutually agree to all co-branded design elements for Bowl promotion, including but no later than September 20, 2022.

f.	Both parties will work towards creating event sales packages with “baked-in” services by SDS as well as incentives (“drivers”) for additional revenue opportunities for the Bowl from SDS sales, and revenue sharing opportunities for both parties from clients or partners who can access or leverage SDS ability, technology, services or expertise (i.e. The Army).

4. Value:

SDS agrees to support the Events by making sponsorship payments totaling $325,000 cash for the 2022 Events and providing valuable product or a service donation to the athletes and participants including on-site breakouts to athletes, parents, coaches, set forth on Exhibit B for the 2022 Events. The cash payments in following installments:

i.	$100,000 due within 3 days of the execution of this Agreement and;

ii.	$25,000 payable to Noel Mazzone no later than December 15, 2022 for partnership activation purposes and;

iii.	$200,000 payable no later than December 15, 2022.

iv.	Company stock (describe class) with a value of $175,000 will be provided to Rich McGuinness for a role to be determined. McGuinness will provide Noel Mazzone with $50,000 of SDS (same) stock with rights to purchase an additional $25,000 of SDS stock through Bowl activities. McGuinness and Mazzone contemplate a separate agreement outlining such terms.

5.	Media Rights; Publicity:

a.	BOWL hereby grants SDS the rights to publish, use and display footage, images, photographs, audio and any other recordings of the Events and the players and teams participating therein in any and all media, including print and/or digital and social media, throughout the world, for no additional fee. The BOWL represents and warrants that the BOWL will secure releases (e.g., model/talent releases) from all players and team personnel to permit SDS to do the actions described in the prior sentence without infringing on another’s copyright or trademark, or violating any person’s right of privacy or publicity.

b.	The parties shall work together in good faith in connection with public relations events, communications and opportunities. The BOWL shall not issue any press release regarding the partnership without first providing SDS a reasonable period of time to review and provide feedback (which period of time shall in no event be less than three business days).

Goat Farm Sports • 14 Hemlock Road, Columbia, NJ • 07832• Phone (973) 214-4266 •

c.	The BOWL shall provide SDS with copies of, and the right to use consistent with the rights granted to SDS in the first sentence of Section 5.a, any on-air content packages, pre-game promos or other video/photography footage taken by the BOWL of players practicing/ training in SDS apparel or engaging with SDS recruiting services. The BOWL represents and warrants that BOWL has secured releases (e.g., model/talent releases) from all players and team personnel to permit SDS to do the actions described in the prior sentence without infringing on another’s copyright or trademark, or violating any person’s right of privacy or publicity.

d.	The BOWL shall provide SDS with its digital and broadcast promotional schedule, as well as creative assets to be utilized prior to and during the Event. BOWL shall provide SDS its good faith estimates as to impressions and engagements related to such promotional and creative assets.

e.	Following the Event, the BOWL shall provide SDS information reasonably requested relating to any domestic or international engagements via sales or leads on social media related to the Events.

C.	Other Terms

1.	Term

a.	The term of this agreement shall commence upon the date first written above and terminate on December 31, 2024 and run for three Bowl events.

b.	Both parties agree to a first right of negotiation for SDS to continue as the National Recruiting Partner for the Events for future years that will commence 120 days after the termination date. Both parties acknowledge that the Bowl, the Events, the host city, the media partners and the event portfolio may change from time to and year to year.

2.	Representations, Warranties and Indemnifications

a.	SDS and BOWL represent and warrant that both parties:

i.	Have the right, power and authority to enter into this Agreement;

ii.	Entering into this Agreement does not violate any agreement between the parties and any third party;

iii.	Covenant and agree to fully indemnify and hold harmless each other, its employees, officers, directors, volunteers and representatives individually or collectively, from and against any and all costs, claims, liens, damages, losses, expenses, fees, fines, penalties, proceedings, actions, demands, causes of action, liability and suits of any kind and nature, including but not limited to, personal or bodily injury, death and property damage, made upon either party directly or indirectly arising out of, resulting from or related to the BOWL or Events under this Agreement that are caused by such party or its agents or employees. The BOWL further agrees to indemnify and hold harmless SDS for any third-party claims related that the Events infringe upon such third party’s intellectual property rights.

3.	No Assignment

The parties may not assign this Agreement or any of its rights hereunder, nor delegate or otherwise transfer any of its rights or obligations hereunder to any unrelated third party, without the prior written consent of the other party.

Goat Farm Sports • 14 Hemlock Road, Columbia, NJ • 07832• Phone (973) 214-4266 •

4.	Termination

Each party may immediately terminate this Agreement in event of notice of breach by the other party and such other party’s failure to cure such breach (if curable) within twenty (20) business days of written notice of such breach.

5.	Notices

All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or via overnight mail (with tracking).

6.	Severability

If any provision in this Agreement is found to be invalid or unenforceable, such provision shall be excluded from the Agreement, which shall continue to be valid and enforceable in all other respects to the fullest extent allowed by law.

7.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to any choice of law or conflict of law rules or provisions. The parties agree to the personal jurisdiction of the state and federal courts in New Jersey for any lawsuit or legal proceeding that arises from or relates to this Agreement

8.	Force Majeure

No party shall be liable to another for failure to comply with any of the terms and conditions of this Agreement when such failure to comply is beyond the reasonable control of the parties (“Force Majeure”).

9.	SDS Activation Costs

SDS will pay for any and all activation expenses including but not limited to signage, TV spots, promotional materials, handouts, build-outs, on-site displays, AV equipment, giveaways (trophies), staff travel and lodging and any other elements needed for activation as determined in SDS’s reasonable discretion, except as included in the benefits package as set forth on Exhibit A. Except as expressly set forth in this Agreement, each party will be responsible for its own expenses relating to the promotion and conduct of the Events.

10.	Insurance

Upon SDS’s request, within 30 days prior to the commencement of the Events, BOWL shall deliver to SDS a Certificate(s) of Insurance evidencing commercially reasonable coverage for the Events. Upon SDS’s reasonable request, such certificate(s) shall add SDS as an additional insured and the BOWL shall notify SDS if any policy is cancelled for any reason prior to the expiration date of the policies.

10.	Entire Agreement

This Agreement constitutes the entire agreement between the parties and may be amended or modified only with the mutual written consent of both parties.

Goat Farm Sports • 14 Hemlock Road, Columbia, NJ • 07832• Phone (973) 214-4266 •

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

SIGNING DAY SPORTS, INC	U.S. ARMY BOWL/GOAT FARM SPORTS

/s/ Dennis Gile	/s/ Richard McGuinness
Signature	Signature

Dennis Gile	Richard McGuinness
Name - Dennis Gile	Name – Richard McGuinness

Ceo	Chairman
Title – President, SDS	Chairman – U.S. Army Bowl/Goat Farm Sports

9/21/2022	9/21/2022
Date	Date

Goat Farm Sports • 14 Hemlock Road, Columbia, NJ • 07832• Phone (973) 214-4266 •

Exhibit A - Sponsorship Benefits Provided to SDS

●	Branding:

o	SDS shall be entitled to field signage at the Bowl including 8 sideline banners at midfield and inside the end zones and premium placement of signage and banners at the stadium and all Events listed below (both inside and outside of all venues). Both parties will develop and coordinate a signage and branding plan.

o	SDS logo and tagline and “National Recruiting Partner” status may be featured on all official materials that are created and sent to athletes, fans, coaches or media for Events agreed upon by the parties. Such items include tickets and lanyards.

o	SDS branded non-game day apparel and branding for athletes such as practice or warm-up apparel as well as Coaches’ golf shirts.

o	SDS branding to be featured at Signing Day on site with 6 banners.

o	SDS branding to be featured at all Athlete announcement events with Bowl logo, stand-alone signage and inclusion in press release.

●	Event Materials:

o	SDS shall have the right to provide promotional materials to every athlete, coach, and media member at each regional and national event. Such distribution may be in bags, packets and via mail, email or handouts on-site.

o	SDS logo, National Partner status and CEO message to be included in Media Materials for game day.

●	Web-Site Branding

o	SDS logo, tagline, and key messaging as National Partner and SDS content will be displayed on the Bowl website.

●	Social Media

o	SDS will be featured in BOWL social and digital media in the months leading up to Events and every day in week prior to Event and at least twice on the date of Event. A more detailed schedule is attached as Exhibit C.

●	PA Script:

o	SDS shall be recognized as National Partner during Events with a script provided by SDS and a schedule developed by the Bowl.

●	Booth On-Site:

o	SDS shall have the right to construct and place a tent/booth/table at or near registration of the Bowl and at all Events to promote SDS and have the opportunity to hand out promotional and marketing materials to all attendees at the Events.

o	SDS may have a sales representative to sell services or products at Events at such tent/booth/table and meet coaches, players & spectators.

●	Speaking Opportunity with Coaches and Athletes/Parents:

o	SDS will provide the right to address all coaches, athletes and guests at all Events. These functions may vary from athlete break-outs, parent breakouts, coaches’ breakouts and Bowl meetings to educate all parties on SDS services and benefits.

Goat Farm Sports • 14 Hemlock Road, Columbia, NJ • 07832• Phone (973) 214-4266 •

●	Event Database

o	Thirty (30) days after each Event, BOWL shall provide SDS with a complete database from each Event with all athlete and parent information.

●	Game Tickets

o	SDS will be provided 500 Game Tickets to be used for any purpose

o	SDS will be Provided 25 VIP Tickets

●	Broadcasting Opportunity

o	Official logo featuring SDS National Sponsorship will be featured on all television packages in the United States and any integrated in international broadcasts/cablecasts for Game Day and Signing Day.

o	All television events will feature:

o	6 SDS TV Spots (:30)

o	Opening, Middle and Closing Billboards

o	BOWL shall endeavor to integrate 1 SDS in-game segments with all-broadcasting partners.

o	The Television Partners is the Bally Sports Network and Sinclair Media Family and its Bally Sports digital media division.

o	Both parties will construct a more detailed media plan with Sinclair Media/Bally Sports Network that will include linear, digital and social media valued at $100,000 that promotes SDS at the Bowl and all Events where Bally Sports is producing media.

END OF EXHIBIT A

Goat Farm Sports • 14 Hemlock Road, Columbia, NJ • 07832• Phone (973) 214-4266 •

Exhibit B – Contribution by SDS

On-Site Recruiting Program and Breakout to Athletes, Parents and Coaches Bowl Podcast

Exhibit C – Planned Media Schedule for SDS Provided by Bally Sports Network/Sinclair Media

Exhibit D – General Bowl Schedule

Event Portfolio Summary (Expected Dates) – U.S. Army Bowl Week

December 12 - December 18, 2022 – All-Star Tackle Championships

December 15th, 2022 – Player Registration and Opening Night

December 15th -18th, 2022 – National Combine (High School/Middle School)

December 15th – 17th, 2022 – National 7v7 Championship

December 17th, 2022 – Football Fiesta Pre-Game

December 17th, 2022 – US Army Bowl

December 21, 2022 – National Signing Day

(Dates subject to change.)

Goat Farm Sports • 14 Hemlock Road, Columbia, NJ • 07832• Phone (973) 214-4266 •